EXHIBIT 10.5
MAXIM INTEGRATED PRODUCTS, INC.
1996 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), pursuant to its 1996 Stock Incentive Plan (the “Plan”) has granted to Grantee an award of a number of restricted shares of the Company’s Common Stock (the “Restricted Stock”) with the terms set forth in a document delivered separately to Grantee (the “Grant Notice”). The Restricted Stock is subject to all of the terms and conditions in the Grant Notice, this Restricted Stock Agreement and any appendix for Grantee’s country1 (the “Appendix,” and together with the Restricted Stock Agreement and the Grant Notice, the “Agreement”) and the Plan. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Plan.
1.Vesting Schedule. Subject to Sections 2, 3 and 4, the Restricted Stock awarded by this Agreement will vest in Grantee according to the vesting schedule set forth on the Grant Notice, subject to Grantee’s Continuous Status as an Employee, Director or Consultant through each such date. Vesting may be suspended during any unpaid leave of absence, unless continued vesting is required by Applicable Laws or unless continued vesting is approved by the Company in writing. Notwithstanding anything to the contrary herein, the Company, in its sole discretion, shall have the right to accelerate the vesting of any portion of the Restricted Stock to satisfy any withholding and/or payment obligations for Tax-Related Items.

2.Forfeiture upon Termination of Continuous Status as an Employee, Director or Consultant. Subject to Sections 3 and 4, if Grantee’s Continuous Status as an Employee, Director or Consultant ceases for any or no reason, any then unvested Restricted Stock awarded by this Agreement will thereupon be forfeited at no cost to the Company and Grantee will have no further rights thereunder.

For purposes of the Restricted Stock, Grantee’s Continuous Status as an Employee, Director or Consultant will be considered terminated (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of Applicable Laws or the terms of Grantee’s employment or service agreement, if any) effective as of the date that Grantee is no longer actively providing services to the Company, Parent or any Subsidiary and will not be extended by any notice period (e.g., Grantee’s period of active service would not include any contractual notice period, statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is rendering services or the terms of Grantee’s employment or service agreement, if any). Subject to Section 4, below, actively providing services during only a portion of the vesting period prior to a vesting date shall not entitle Grantee to vest in a pro-rata portion of the unvested Restricted Stock that would have vested as of such vesting date, nor will it entitle Grantee to any compensation for the lost vesting. The Administrator shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of the Restricted Stock (including whether Grantee may still be considered to be actively providing services while on leave of absence).

3.Death. If Grantee’s Continuous Status as an Employee, Director or Consultant is terminated due to Grantee’s death, then the Restricted Stock will fully vest immediately as of the date of Grantee’s death.

4.Change in Control. If the Restricted Stock is not assumed, converted, replaced or substituted with an equivalent award by a successor company (or a parent or subsidiary thereof) in connection with a Change in Control (as defined in the Company’s Change in Control Employee Severance Plan for U.S. Based Employees or the Company’s Change in Control Employee Severance Plan for Non-U.S. Based Employees (collectively, the “CIC Plan”)), then all Restricted Stock will fully vest immediately before the Change in Control. If the Restricted Stock is assumed,
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1For the purposes of this Agreement, the phrase “Grantee’s country” refers to any country whose laws and regulations apply to Grantee during the relevant time period, as determined by the Company in its sole discretion. Grantee should speak with his or her personal legal and tax advisor for more information as to which countries this phrase may include, based on Grantee’s personal circumstances.

converted, replaced or substituted with an equivalent award by a successor company (or parent or subsidiary thereof) in connection with a Change in Control (an “Equivalent Award”), the vesting of the Restricted Stock shall be accelerated upon a termination of employment following a Change in Control which qualifies Grantee for severance benefits under the CIC Plan, solely to the extent equity award acceleration is provided in connection with a qualifying termination pursuant to and in accordance with the terms of the CIC Plan.

5.Issuance of Shares.

(a)Book-Entry Registration of Shares; Delivery of Shares. Unless otherwise determined by the Administrator, no certificates representing the Restricted Stock subject to this Agreement will be issued and the Company will instead document Grantee’s interest in the Restricted Stock as of the grant date by registering the Restricted Stock with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in Grantee’s name with the applicable restrictions noted in the book entry system until such time as the Restricted Stock has vested, and if and to the extent that the Restricted Stock is forfeited or otherwise required to be transferred back to the Company, the Company may cancel those book-entry Shares. In any case, the Company may provide a reasonable delay in the issuance or delivery of vested Shares to address withholding of Tax-Related Items (as defined below) and other administrative matters.

(b)Shareholder Rights. Upon the grant date of the Restricted Stock, Grantee shall have all the rights of a shareholder of the Company with respect to the Restricted Stock, subject to the restrictions and other provisions under the Agreement.

(c)Dividend Rights. Notwithstanding anything to the contrary herein, Grantee shall not be entitled to receive any cash dividends (or dividend equivalents) paid with respect to the Shares of Restricted Stock granted hereunder until the point in time when the Shares of Restricted Stock have vested in Grantee. For the avoidance of doubt, no dividends (or dividend equivalents) will accrue or be paid at any time with respect to unvested Shares of Restricted Stock.

6.Responsibility for Taxes. Grantee acknowledges that, regardless of any action taken by the Company and/or the Parent or Subsidiary employing Grantee or for which Grantee is otherwise providing services (the “Service Recipient”), the ultimate liability for any and all income tax (including U.S. and non-U.S. federal, state, and/or local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by the Company or the Service Recipient in their reasonable discretion to be an appropriate charge to Grantee even if legally applicable to the Company or Service Recipient (“Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or Service Recipient. Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant, vesting or value of the Restricted Stock and the subsequent sale of any Shares and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require Grantee to satisfy any withholding obligations for Tax-Related Items, in whole or in part, by one or more of the following (without limitation): (a) paying cash, (b) withholding from Grantee’s wages, salary or other cash compensation payable to Grantee by the Company, the Service Recipient or any other Parent or Subsidiary, (c) selling a sufficient number of vested Shares (on Grantee’s behalf pursuant to this authorization without further consent) through such means as the Company may determine in its sole discretion (whether through a broker or otherwise), (d) by the Company requiring Grantee to tender to the Company Restricted Stock that has vested, or (e) any other method as determined by the Administrator, subject to Applicable Laws; provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then any withholding obligation for Tax-Related Items will be satisfied only by one or a combination of methods (a) through (c) above.
The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Grantee’s jurisdiction(s). In the event of over-withholding, Grantee may receive a refund of any over-withheld amount (with no entitlement to the Share equivalent), or if not refunded, Grantee may seek a refund from the applicable tax authorities. In the event of under-withholding, Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Service Recipient.
The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares or refuse to remove restrictions from the Shares, if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items. Further, if Grantee fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder, Grantee will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
7.Certificates. If the Administrator determines that certificates will be issued in respect of the vested Shares, unless the Administrator otherwise determines, such certificates will be registered in the name of Grantee and will be in electronic form. Such share certificates shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent (or other applicable custodian selected by the Company), as may be deemed necessary or advisable by the Administrator in order to comply with Applicable Laws.

8.Acknowledgment of Nature of Plan and Restricted Stock. In accepting the Award, Grantee understands, acknowledges and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Award of Restricted Stock is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock, or benefits in lieu of Restricted Stock even if Restricted Stock has been awarded in the past;

(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d)Grantee’s participation in the Plan is voluntary;

(e)Restricted Stock and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, variable compensation, pension or retirement or welfare benefits or similar mandatory payments;

(f)the Award of Restricted Stock, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein shall not create a right of Grantee’s Continuous Status as an Employee, Director or Consultant for the vesting period, for any period, or at all, or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any other Parent or Subsidiary, and shall not interfere with Grantee’s right or the right of the Company, Service Recipient or any other Parent or Subsidiary to terminate Grantee’s Continuous Status as an Employee, Director or Consultant (if any) at any time;

(g)unless otherwise agreed in writing with the Company, the Restricted Stock, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a Parent or Subsidiary;

(h)the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages arises from termination of the Award and forfeiture of Shares subject to the Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Award of Restricted Stock resulting from termination of Grantee’s Continuous Status as an Employee, Director or Consultant (regardless of the reason for the termination and whether or not such termination is found to be invalid or in breach of employment laws in the jurisdiction where Grantee is rendering services or the terms of Grantee’s employment or service agreement, if any); and

(j)neither the Company, the Service Recipient, nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuations between Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock or the subsequent sale of any Shares.

9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Grantee’s acquisition of Restricted Stock or sale of Shares. Grantee should consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

10.Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administration at Maxim Integrated Products, Inc., 160 Rio Robles Drive, San Jose, CA 95134, United States of America, with a copy to the Corporate Secretary at 160 Rio Robles Drive, San Jose, CA 95134, United States of America, or at such other address as the Company may hereafter designate in writing. Any notices provided for in this Agreement or the Plan shall be given in writing (including electronic mail) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Grantee at the address specified above or at such other address as Grantee hereafter designate by written notice to the Company.

11.Grant is Not Transferable. This grant of Restricted Stock and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant of Restricted Stock, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. state, federal, local or other Applicable Laws, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee (or Grantee’s legal heirs), such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Company shall have unilateral authority to amend the Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

14.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

15.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock has vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

17.Section 83(b) Election. If Grantee is a U.S. taxpayer, Grantee understands that for U.S. taxation purposes, Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the Restricted Stock and the Fair Market Value of such Restricted Stock at the time the restrictions on such Shares lapse. If Grantee is a U.S. taxpayer, Grantee understands that, notwithstanding the preceding sentence, Grantee may elect to be taxed for U.S. taxation purposes at the time of the grant date, rather than at the time the applicable restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the U.S. Internal Revenue Service; provided, that Grantee has made such arrangements as the Company requires for the satisfaction of any Tax-Related Items withholding obligations in cash (unless otherwise determined by the Administrator in its sole discretion), upon the filing of such election. If Grantee shall fail to make such payments for the satisfaction of any Tax-Related Items, the Company shall, to the extent permitted by Applicable Law (and without limiting the Company’s rights under Section 6 above), have the right to deduct from any payment of any kind otherwise due to Grantee with respect to any Tax-Related Item to be withheld with respect to the Restricted Stock.

In the event Grantee files an 83(b) Election, Grantee will recognize ordinary income for U.S. taxation purposes in an amount equal to the difference between the amount, if any, paid for the Restricted Stock and the Fair Market Value of such Restricted Stock as of the grant date.
Further, if Grantee makes an 83(b) Election, Grantee understands and agrees that Grantee must file, within thirty (30) days following the grant date, a copy of such election with the Company and the U.S. Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. Grantee further understands that (i) Grantee will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if any unvested Restricted Stock is subsequently forfeited to the Company and (ii) the 83(b) Election may cause Grantee to recognize more compensation income for U.S. taxation purposes than Grantee would have otherwise recognized if the value of the Restricted Stock subsequently declines.
Grantee acknowledges that the foregoing is only a summary of the effect of U.S. federal income taxation with respect to the award of Restricted Stock hereunder, and does not purport to be complete. GRANTEE FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING GRANTEE’S 83(B) ELECTION AND THE COMPANY HAS DIRECTED GRANTEE TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH GRANTEE MAY RESIDE.
Attached as Schedule A to this Agreement, are the “Instructions for IRS Section 83(b) Election”. Such instructions are attached solely for Grantee’s convenience and should not be construed as a recommendation from the Company (or any of its affiliates or agents) or tax advice.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.Language. Grantee acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow Grantee to understand the terms of this Agreement and any other documents related to the Plan. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20.Appendix. Notwithstanding any provisions in the Grant Notice or this Restricted Stock Agreement, the Restricted Stock shall be subject to any additional terms and conditions for Grantee’s country attached hereto in the Appendix. Moreover, if Grantee transfers residence and/or employment to, or is considered a citizen or resident for local law purposes of, one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Grantee to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Restricted Stock Agreement.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

23.Insider Trading Restrictions/Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, Grantee’s country, Grantee’s broker’s country and/or the country where Shares are listed, which may affect his or her ability to directly or indirectly, for him- or herself or for a third party, accept or otherwise acquire or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., Restricted Stock) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee places before he or she possessed inside information. Furthermore, Grantee could be prohibited from (1) disclosing the inside information to any third party (other than on a “need to know” basis) and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; including “third parties” who are fellow employees. Any restrictions under these laws or regulations may be separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Grantee is advised to speak to his or her personal advisor on this matter.

24.Foreign Asset/Account Reporting; Exchange Controls. Grantee acknowledges that Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Grantee further acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should consult his or her personal legal advisor for any details.

25.Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.

26.Governing Law/Choice of Venue. This Agreement and the Award of Restricted Stock granted hereunder shall be governed by, and construed in accordance with, the laws of the State of California, U.S.A., without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of Restricted Stock or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this Award of Restricted Stock is made and/or to be performed.
By electronically approving the Award of Restricted Stock through the Morgan Stanley website, Grantee agrees to all of the terms and conditions described in this Agreement (including any Appendix) and in the Plan. If the Award of Restricted Stock has not been expressly approved before the first vesting date, Grantee understands and acknowledges that he or she will be deemed to have agreed to all of the terms and conditions in this Agreement (including any Appendix) and in the Plan.

APPENDIX
MAXIM INTEGRATED PRODUCTS, INC.
1996 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
ADDITIONAL TERMS AND CONDITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Restricted Stock Agreement and the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Award granted to Grantee if Grantee works and/or resides in one of the countries listed herein.
If Grantee is a citizen or resident of a country other than the one in which Grantee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Grantee under these circumstances.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2020. Such laws are often complex and change frequently. Grantee should not rely on the information noted herein as the only source of information relating to the consequences of Grantee’s participation in the Plan because the information may be out of date at the time Grantee acquires Shares or sells Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to Grantee’s situation.
If Grantee is a citizen or resident of a country other than the one in which Grantee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to Grantee.

SCHEDULE A

INSTRUCTIONS FOR IRS SECTION 83(b) ELECTION
What to File. If you elect to file an 83(b) Election, the originally executed 83(b) Election is to be filed at the U.S. Internal Revenue Service Center where you file your Federal income tax return for non-payment filings. The participant can find the address to which the participant should send non-payment filings by going to the web address below or contracting the IRS:
https://www.irs.gov/uac/Where-to-File-Addresses-for--Taxpayers-and--Tax-Professionals-Filing-Form-1040)
Mail to the address for non-payment filings:
•one (1) originally signed 83(b) Election
•one (1) copy of the signed election (this is so the IRS can stamp it and mail it back to you)
•a self-addressed stamped envelope
You must retain additional signed copies (i) for your own records and (ii) to provide to the Company.
When to File. If you elect to make a 83(b) Election, it must be filed with the U.S. Internal Revenue Service within thirty (30) days of the date of grant. The 30-day period is an absolute deadline that cannot be waived under any circumstances.
How to File. The filings with the U.S. Internal Revenue Service should be made by registered or certified mail, return receipt requested, in order to maintain proof of a timely filing.
Attached is a sample cover letter to the U.S. Internal Revenue Service and sample 83(b) Election. All incomplete areas should be filled out and reviewed by you and your tax advisor.
After Filing. You may eventually receive date-stamped copies of the 83(b) Election from the IRS, although the IRS often will not return date-stamped copies. Keep one copy for your records and send another copy to the Company for its records. You will need to confirm with your tax advisor whether any signed copies of the 83(b) Election are to be filed with your applicable income tax returns for the calendar year in which the transfer of Shares occurs.
The Company must also receive copies of the following for its files:

•	A copy of your original signed 83(b) Election form

•	A copy of your certified mail receipt

•	A copy of the signed 83(b) Election form that is date stamped by the IRS (if returned to you by the IRS)

Your Acknowledgements: By accepting the Restricted Stock, you acknowledge that the foregoing information, and the attached sample cover letter and sample 83(b) Election form are provided solely for your convenience and should not be construed as a recommendation from the Company (or any of its affiliates or agents) or tax advice. You further acknowledge that the Company is not responsible for completing or filing your 83(b) Election and you are strenuously encouraged to seek your own independent tax/legal advice with respect to the award of Restricted Stock, whether an 83(b) Election is appropriate in your situation, and the accurate completion and timely filing of the 83(b) Election. You further acknowledge that the 83(b) Election must be filed with the IRS within 30 days of the date of grant of the Restricted Stock. Failure to file within that time will render the election void and you may recognize ordinary taxable income as your vesting restrictions lapse.

____________, 20__
RETURN RECEIPT REQUESTED

U.S. Department of the Treasury
Internal Revenue Service Center
__________________________

Re:    Election Under Section 83(b) of the U.S. Internal Revenue Code

Dear Sir or Madam:

Enclosed please find an executed form of election under Section 83(b) of the Internal Revenue Code of 1986, as amended, relating to my recent grant of ____________ shares of common stock of Maxim Integrated Products, Inc.

My social security number is ____________.

Also enclosed is a copy of the 83(b) election and a stamped, self-addressed envelope. Please acknowledge receipt of these materials by stamping the enclosed copy of the 83(b) election with the date of receipt and returning it to me using the stamped, self-addressed envelope.

Thank you for your attention to this matter.

Sincerely,
[Name]
Residence Address:

Enclosures

SECTION 83(b) ELECTION
The undersigned hereby elects pursuant to Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares. The following information is supplied in accordance with U.S. Treasury Regulation § 1.83-2:

1.	The name, social security number, address of the undersigned, and the taxable year for which this election is being made are:

Name:
Address:

Social Security No.:
Taxable Year

2.	The property which is the subject of this election: ______________ shares of common stock of Maxim Integrated Products, Inc. (the “Company”).

3.	The property was transferred to the undersigned on: ________________.

4.
The property is subject to the following restrictions: The shares are subject to forfeiture if certain vesting conditions are not met, including if the undersigned does not continue in employment or service through specified vesting dates.

5.
The fair market value of the property at the time of transfer (determined without regard to any restrictions other than nonlapse restrictions as defined in Treasury Regulation §1.83-3(h)) is: ___________

6.	For the property transferred, the undersigned paid: _____.

7.	The amount to include in gross income is: $__________.

The undersigned taxpayer will file this election with the Internal Revenue Service Office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election will also be furnished to the person for whom the services were performed. The undersigned is the person performing services in connection with which the property was transferred.

Dated: , 2020	By:
Taxpayer Name: